Exhibit 99.1
eBAY INC. ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS
- Company Reports Record Q3 Net Revenues of $1.106 Billion -
- Achieves Q3 GAAP Diluted EPS of $0.18 and Pro Forma Diluted EPS of $0.20 -
- Raises 2005 Net Revenues Guidance and Issues 2006 Guidance -
San Jose, CA, October 19, 2005 — eBay Inc. (Nasdaq: EBAY; www.ebay.com) reported financial results for its quarter ended September 30, 2005.
eBay reported record consolidated Q3-05 net revenues of $1.106 billion, up 37% year over year; operating income of $356.7 million, up 40% year over year, representing a 32% operating margin; and pro forma operating income of $393.6 million, up 44% year over year, representing a 36% pro forma operating margin.
Consolidated net income in Q3-05 was $255.0 million, or $0.18 per diluted share. eBay’s pro forma consolidated net income was $280.2 million, or $0.20 per diluted share. Consolidated net income and pro forma net income include a one-time charge of $16.6 million, or $0.01 per diluted share, from the final application of tax regulations requiring the inclusion of stock option expense in intercompany cost sharing arrangements.
These results exceeded the high end of the company’s guidance of $1.070 billion for net revenues, met the company’s guidance of $0.18 for GAAP earnings per diluted share and exceeded the company’s guidance of $0.19 for pro forma earnings per diluted share.
“We saw very strong growth across every part of our business in Q3,” said Meg Whitman, President and CEO of eBay. “It’s wonderful to see so much strength in our two largest marketplaces, the US and Germany. We're excited about the great momentum eBay and PayPal have going into the holiday shopping season.”
eBay also announced that Rajiv Dutta, the company’s chief financial officer, will transition to the new role of president of Skype after his successor is named. Dutta will work with Skype CEO Niklas Zennström and Whitman on Skype’s growth and integration across eBay and PayPal. Dutta will remain a member of eBay’s executive management team.
“Rajiv’s contributions to eBay’s success during the past seven years have been enormous,” said Whitman. “He’ll play an even bigger role in eBay’s future by helping Niklas and his team achieve Skype’s full potential.”
Key Financial and Operating Metrics
Consolidated Net Revenues — Consolidated net revenues totaled a record $1.106 billion in Q3-05, which represented an increase of 37% from the $805.9 million reported in Q3-04.
•	U.S. Marketplace Net Revenues — U.S. Marketplace net revenues totaled $449.5 million in Q3-05, representing 29% year-over-year growth.
•	International Marketplace Net Revenues — International Marketplace net revenues totaled $408.9 million in Q3-05, representing 43% year-over-year growth.
•	Payments Net Revenues — Payments net revenues totaled $247.1 million in Q3-05, representing 44% year-over-year growth.
Confirmed Registered Users — Cumulative confirmed registered users at the end of Q3-05 totaled 168.1 million, representing a 35% increase over the 125.0 million users reported at the end of Q3-04.

eBay Announces Q3-05 Earnings (cont.)
Active Users — Active users, the number of users on the eBay platform who bid, bought, or listed an item within the previous 12-month period, increased to a record 68.0 million in Q3-05, a 32% increase over the 51.7 million active users reported in the same period a year ago.
Listings — New listings totaled a record 458.6 million in Q3-05, 32% higher than the 348.0 million new listings reported in Q3-04.
Gross Merchandise Volume (GMV) — GMV, the total value of all successfully closed items on eBay’s trading platforms, was $10.8 billion, representing a 30% year-over-year increase from the $8.3 billion reported in Q3-04.
Total Payments Accounts — PayPal’s business had 86.6 million total accounts at the end of Q3-05, a 53% increase from the 56.7 million reported in Q3-04. Total payments accounts represents the cumulative total of all accounts opened, excluding accounts that have been closed or locked, and including users that made payments with PayPal but have not registered.
Total Payment Volume (TPV) — TPV, the dollar volume of payments initiated through the PayPal system, was a record $6.7 billion in Q3-05, a 44% increase from the $4.6 billion reported in Q3-04.
GAAP Operating Income — GAAP operating income increased 40% year over year to $356.7 million, or 32% of net revenues.
Pro Forma Operating Income — Pro forma operating income increased 44% year over year to $393.6 million, or 36% of net revenues. Pro forma operating income represents GAAP operating income adjusted to exclude certain items, primarily stock based compensation expense and related payroll taxes and amortization of acquired intangible assets.
GAAP Net Income — GAAP net income increased 40% year over year to $255.0 million, or $0.18 per diluted share.
Pro Forma Net Income — Pro forma net income increased 44% year over year to $280.2 million, or $0.20 per diluted share. Pro forma net income represents GAAP net income adjusted to exclude certain items, primarily stock based compensation expense and related payroll taxes, amortization of acquired intangible assets and income taxes related to these items.
Operating and Free Cash Flows — Operating cash flows increased 79% year over year to $491.7 million. Free cash flows, representing operating cash flows less net purchases of property and equipment of $42.2 million, totaled $449.5 million.
Key Category Performance* — Based on Q3-05 GMV, the following categories delivered $1 billion or more in worldwide annualized GMV: eBay Motors at $14.1 billion; Clothing & Accessories at $3.1 billion; Consumer Electronics at $3.0 billion; Computers at $3.0 billion; Books/Movies/Music at $2.5 billion; Home & Garden at $2.4 billion; Sports at $2.1 billion; Collectibles at $2.1 billion; Jewelry & Watches at $1.6 billion; Business & Industrial at $1.5 billion; Toys at $1.5 billion; and Cameras & Photo at $1.3 billion.

*	For further detail on the eBay Marketplace’s current annualized $1 billion categories, including trended data, please see the metrics section on eBay’s Investor Relations website at http://investor.ebay.com/fundamentals.cfm.

eBay Announces Q3-05 Earnings (cont.)
Fixed Price Trading — eBay’s fixed price trading contributed approximately $3.4 billion or 32% of total GMV during Q3-05, primarily from eBay’s “Buy It Now” feature.
eBay Stores — At the end of Q3-05, eBay hosted approximately 336,000 stores worldwide, with approximately 193,000 stores hosted on the U.S. site.
Consolidated Financial and Operating Summary
eBay reported record consolidated net revenues of $1.106 billion in Q3-05, representing a 37% year-over-year increase. Foreign currency translation resulted in a year-over-year benefit of approximately $3.1 million and, on a sequential basis, negatively impacted Q3-05 revenues by approximately $15.5 million.
Gross profit was $905.1 million in Q3-05, or 82% of net revenues, which is higher than the 81% reported in Q3-04, due primarily to an increase in our Payments segment gross margin.
Sales and marketing expenses totaled $293.7 million, or 27% of net revenues, up from the 26% reported in Q3-04. The percentage increase was primarily the result of international expansion and industry-wide increases in Internet marketing rates, partially offset by marketing efficiencies.
Product development expenses totaled $78.9 million, or 7% of net revenues, down slightly from the 8% reported in Q3-04.
General and administrative costs totaled $144.3 million, or 13% of net revenues, consistent with the percentage reported in Q3-04.
Income from operations totaled $356.7 million during Q3-05, a 40% increase over the $253.9 million reported in Q3-04. On a pro forma basis, income from operations totaled $393.6 million, a 44% increase over the $272.6 million reported in Q3-04. Foreign currency translation resulted in a year over year negative impact on both the GAAP and pro forma Q3-05 consolidated income from operations of approximately $1.2 million and, on a sequential basis, resulted in a negative impact to both GAAP and pro forma consolidated income from operations in Q3-05 of approximately $9.5 million.
Interest and other income, net, totaled $30.7 million in Q3-05, up from the $13.2 million reported in Q3-04. The increase was primarily the result of increased interest income earned on larger cash, cash equivalents, and investment balances.
The GAAP effective tax rate for Q3-05 was 34%, an increase from the GAAP effective tax rate of 30% for Q3-04, and an increase from the 29% for Q2-05. The pro forma effective tax rate for Q3-05 was 34%, an increase from the pro forma effective tax rate of 31% for Q3-04, and an increase from the 30% for Q2-05. The higher GAAP and pro forma effective tax rates for Q3-05 result primarily from a one-time $16.6 million charge related to the final application of tax regulations requiring the inclusion of stock option expense in intercompany cost sharing arrangements. Excluding this one-time charge, the Q3-05 effective tax rate would have been 30%.

eBay Announces Q3-05 Earnings (cont.)
The company reported $491.7 million in operating cash flows and $42.2 million of net purchases of property and equipment in Q3-05, resulting in free cash flows of $449.5 million. The company’s cash, cash equivalents, and investments totaled nearly $3.9 billion at the end of Q3-05.
Business Outlook
The following updated guidance reflects current business trends and assumed exchange rates. This guidance is based on a weighted average exchange rate of US $1.20 per Euro, which is consistent with prior guidance. The guidance reflects the acquisition of Skype Technologies SA (“Skype”) that closed on October 14, 2005 and the pending acquisition of VeriSign, Inc.’s payment gateway business which is expected to close in Q4-05. The guidance does not include the impact of any other potential acquisitions or the impact of expensing stock options under FAS 123(R) “Share-Based Payment.”
Fiscal Year 2005
Net Revenues — eBay now expects consolidated net revenues for 2005 to be in the range of $4.47 billion to $4.51 billion. In Q4-05, eBay now expects consolidated net revenues to be in the range of $1.245 billion to $1.285 billion. These Q4-05 estimates include $35 million from Shopping.com and $20 million from Skype. Excluding Shopping.com and Skype, this guidance represents a $10 million increase from our previous guidance reflecting strong business momentum.
GAAP Diluted EPS — eBay now estimates GAAP earnings per diluted share for the full year 2005 to be as high as $0.74. In Q4-05, eBay now estimates GAAP earnings per diluted share to be $0.16, which reflects dilution of $0.04 from Skype.
Pro Forma Diluted EPS — eBay now estimates pro forma earnings per diluted share for the full year 2005 to be as high as $0.83. In Q4-05, eBay now estimates pro forma earnings per diluted share to be $0.21, which reflects dilution of $0.01 from Skype.
Capital Expenditures — eBay continues to expect its capital expenditures to be in the range of $340 million to $400 million for the full year 2005, which amount to approximately 8% to 9%, respectively, of eBay’s guidance for net revenues. These expected capital expenditures for 2005 exclude the Q1-05 payment of a lease obligation for our headquarters facility of approximately $126 million.
Fiscal Year 2006
Net Revenues — eBay expects consolidated net revenues for 2006 to be in the range of $5.70 billion to $5.90 billion. This guidance includes expected net revenues from Skype of approximately $200 million.
GAAP Diluted EPS — eBay expects GAAP earnings per diluted share for the full year 2006 to be in the range of $0.81 to $0.86, including dilution of $0.12 from Skype.
Pro Forma Diluted EPS —eBay expects pro forma earnings per diluted share for the full year 2006 to be in the range of $0.96 to $1.01, including dilution of $0.04 from Skype.

eBay Announces Q3-05 Earnings (cont.)
Quarterly Conference Call
eBay will host a conference call to discuss third quarter results at 2 pm Pacific Time today. A live webcast of the conference call can be accessed through the company’s Investor Relations website at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.
Non-GAAP Measures
To supplement the company’s consolidated financial statements presented in accordance with GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include pro forma net income, pro forma earnings per diluted share, pro forma operating income, pro forma operating margin, and free cash flows. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, can be found in the financial tables included on pages, 9, 10 and 11 of this press release.
About eBay
Founded in 1995, eBay pioneers communities built on commerce, sustained by trust, and inspired by opportunity. eBay enables ecommerce on a local, national and international basis with an array of websites – including the eBay Marketplace, PayPal, Kijiji, Rent.com and Shopping.com – that bring together millions of buyers and sellers every day.
Forward-Looking Statements
This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries. Those statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to manage an increasingly large company with a broad range of businesses of varying degrees of maturity; the company’s need to increasingly achieve growth from its existing users as well as from new users in its more established markets; the company’s ability to deal with the increasingly competitive e-commerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; fluctuations in foreign exchange rates; the need to integrate, manage, and profitably expand the newly-acquired Skype business; the regulatory and competitive risks specific to Skype; the litigation, regulatory, credit card association, and other risks specific to PayPal as it continues to expand geographically; the company’s need to manage other regulatory, tax, and litigation risks even as its product offerings expand and its services are offered in more jurisdictions; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the company’s ability to maintain

eBay Announces Q3-05 Earnings (cont.)
site stability and performance on all of its sites while adding new products and features in a timely fashion; the company’s ability to profitably expand its model to new types of merchandise and sellers; and, the company’s ability to profitably integrate and manage recent and future acquisitions and other transactions. With the exception of the pending acquisition of VeriSign, Inc.’s payment gateway business, the forward looking statements in this release do not include the potential impact of any acquisitions that may be completed after the date hereof or the impact of expensing stock options under FAS 123(R) “Share-Based Payment.”
More information about factors that could affect the company’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact: Media Relations Contact: Investor Information Request: Company News: Investor Relations Website:	Tracey Ford Hani Durzy 408-376-7493 http://www.businesswire.com http://investor.ebay.com	408-376-7205 408-376-7458

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet
(U.S. Dollars In Thousands)

	December 31,	September 30,
	2004	2005
ASSETS
Current assets
Cash and cash equivalents	$1,330,045	$2,180,598
Short-term investments	682,004	888,783
Accounts receivable, net	240,856	274,238
Funds receivable from customers	123,424	210,593
Restricted cash and investments	155,405	33,256
Other current assets	379,415	403,525

Total current assets	2,911,149	3,990,993
Long-term investments	1,267,707	827,191
Property and equipment, net	709,773	762,413
Goodwill	2,709,794	3,529,895
Intangible assets, net	362,909	490,245
Other assets	29,719	25,306

	$7,991,051	$9,626,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,958	$42,726
Funds payable and amounts due to customers	331,805	517,309
Accrued expenses and other current liabilities	421,969	523,584
Deferred revenue and customer advances	50,439	44,222
Short-term obligations	124,272	—
Income taxes payable	118,427	138,951

Total current liabilities	1,084,870	1,266,792
Deferred tax liabilities, net	135,971	298,197
Other liabilities	41,869	33,690

Total liabilities	1,262,710	1,598,679

Total stockholders’ equity	6,728,341	8,027,364

	$7,991,051	$9,626,043

eBay Inc.
Unaudited Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005
Net revenues	$805,876	$1,105,515	$2,335,527	$3,223,542
Cost of net revenues	157,121	200,375	438,010	578,584

Gross profit	648,755	905,140	1,897,517	2,644,958

Operating expenses:
Sales and marketing	207,155	293,746	588,995	852,239
Product development	63,403	78,881	176,079	224,309
General and administrative	105,871	144,287	299,447	410,016
Payroll tax on employee stock options	1,957	2,291	12,289	9,582
Amortization of acquired intangible assets	16,456	29,199	46,188	77,516

Total operating expenses	394,842	548,404	1,122,998	1,573,662

Income from operations	253,913	356,736	774,519	1,071,296
Interest and other income, net	13,163	30,657	59,105	85,585
Interest expense	(2,236)	(431)	(6,614)	(2,556)

Income before income taxes and minority interests	264,840	386,962	827,010	1,154,325
Provision for income taxes	(80,749)	(131,989)	(248,103)	(351,455)
Minority interests	(1,742)	(2)	(6,063)	(48)

Net income	$182,349	$254,971	$572,844	$802,822

Net income per share:
Basic	$0.14	$0.19	$0.44	$0.59

Diluted	$0.13	$0.18	$0.42	$0.58

Weighted average shares:
Basic	1,323,145	1,357,239	1,314,456	1,350,836

Diluted	1,369,954	1,387,038	1,360,830	1,383,024

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended				Three Months Ended
	September 30, 2004				September 30, 2005
		Pro Forma				Pro Forma
	Reported	Entries		Pro Forma	Reported	Entries		Pro Forma

Net revenues	$805,876	$—		$805,876	$1,105,515	$—		$1,105,515
Cost of net revenues	157,121	(59	) (a)	157,062	200,375	(201	) (a)	200,174

Gross profit	648,755	59		648,814	905,140	201		905,341

Operating expenses:
Sales and marketing	207,155	(36	) (a)	207,119	293,746	(396	) (a)	293,350
Product development	63,403	(189	) (a)	63,214	78,881	(1,224	) (a)	77,657
General and administrative	105,871	32	(a)	105,903	144,287	(3,504	) (a)	140,783
Payroll tax on employee stock options	1,957	(1,957	) (b)	—	2,291	(2,291	) (b)	—
Amortization of acquired intangible assets	16,456	(16,456	) (c)	—	29,199	(29,199	) (c)	—

Total operating expenses	394,842	(18,606)		376,236	548,404	(36,614)		511,790

Income from operations	253,913	18,665		272,578	356,736	36,815		393,551
Interest and other income, net	13,163	813	(d)	13,976	30,657	—		30,657
Interest expense	(2,236)	—		(2,236)	(431)	—		(431)

Income before income taxes and minority interests	264,840	19,478		284,318	386,962	36,815		423,777
Provision for income taxes	(80,749)	(6,850	) (e)	(87,599)	(131,989)	(11,629	) (e)	(143,618)
Minority interests	(1,742)	—		(1,742)	(2)	—		(2)

Net income	$182,349	$12,628		$194,977	$254,971	$25,186		$280,157

Net income per share:
Basic	$0.14			$0.15	$0.19			$0.21

Diluted	$0.13			$0.14	$0.18			$0.20

Weighted average shares:
Basic	1,323,145			1,323,145	1,357,239			1,357,239

Diluted	1,369,954			1,369,954	1,387,038			1,387,038

Operating margin	32%	2%		34%	32%	4%		36%

Notes:

(a)	Non-cash stock based compensation expense

(b)	Employer payroll taxes on employee non-qualified stock option gains

(c)	Amortization of acquired intangible assets

(d)	Loss on sale of certain real estate properties

(e)	Income taxes associated with certain pro forma entries

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Nine Months Ended				Nine Months Ended
	September 30, 2004				September 30, 2005
		Pro Forma				Pro Forma
	Reported	Entries		Pro Forma	Reported	Entries		Pro Forma

Net revenues	$2,335,527	$—		$2,335,527	$3,223,542	$—		$3,223,542
Cost of net revenues	438,010	(87	) (a)	437,923	578,584	(279	) (a)	578,305

Gross profit	1,897,517	87		1,897,604	2,644,958	279		2,645,237

Operating expenses:
Sales and marketing	588,995	(125	) (a)	588,870	852,239	(396	) (a)	851,843
Product development	176,079	(492	) (a)	175,587	224,309	(825	) (a)	223,484
General and administrative	299,447	(921	) (a)	298,526	410,016	(7,471	) (a)	402,545
Payroll tax on employee stock options	12,289	(12,289	) (b)	—	9,582	(9,582	) (b)	—
Amortization of acquired intangible assets	46,188	(46,188	) (c)	—	77,516	(77,516	) (c)	—

Total operating expenses	1,122,998	(60,015)		1,062,983	1,573,662	(95,790)		1,477,872

Income from operations	774,519	60,102		834,621	1,071,296	96,069		1,167,365
Interest and other income, net	59,105	(6,485	) (d)	52,620	85,585	(2,260	) (d)	83,325
Interest expense	(6,614)	—		(6,614)	(2,556)	—		(2,556)

Income before income taxes and minority interests	827,010	53,617		880,627	1,154,325	93,809		1,248,134
Provision for income taxes	(248,103)	(23,036	) (e)	(271,139)	(351,455)	(33,700	) (e)	(385,155)
Minority interests	(6,063)	—		(6,063)	(48)	—		(48)

Net income	$572,844	$30,581		$603,425	$802,822	$60,109		$862,931

Net income per share:
Basic	$0.44			$0.46	$0.59			$0.64

Diluted	$0.42			$0.44	$0.58			$0.62

Weighted average shares:
Basic	1,314,456			1,314,456	1,350,836			1,350,836

Diluted	1,360,830			1,360,830	1,383,024			1,383,024

Operating margin	33%	3%		36%	33%	3%		36%

Notes:

(a)	Non-cash stock based compensation expense

(b)	Employer payroll taxes on employee non-qualified stock option gains

(c)	Amortization of acquired intangible assets

(d)	Gain on sale of equity investment and loss on sale of certain real estate properties

(e)	Income taxes associated with certain pro forma entries

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(U.S. Dollars In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005
Cash flows from operating activities:
Net income	$182,349	$254,971	$572,844	$802,822
Adjustments:
Provision for doubtful accounts and authorized credits	19,693	20,932	57,994	65,653
Provision for transaction losses	10,342	15,821	32,692	46,956
Depreciation and amortization	65,722	91,902	180,841	256,867
Amortization of unearned stock-based compensation	252	5,325	1,626	8,971
Tax benefit on the exercise of employee stock options	24,618	61,565	184,455	172,164
Minority interests	1,732	(28)	6,053	—
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(84,150)	(11,853)	(137,867)	(83,235)
Funds receivable from customers	(13,345)	(10,538)	(75,214)	(84,692)
Other current assets	(35,643)	(11,111)	(148,454)	(23,667)
Other non-current assets	(1,100)	2,186	(3,925)	(6,564)
Deferred tax liabilities, net	54,015	62,396	35,734	129,824
Accounts payable	3,190	(8,237)	4,968	(5,238)
Funds payable and amounts due to customers	18,717	11,052	149,208	192,877
Accrued expenses and other liabilities	32,150	10,455	23,017	(3,276)
Deferred revenue and customer advances	3,883	2,201	13,602	(4,394)
Income taxes payable	(7,662)	(5,336)	6,534	18,586

Net cash provided by operating activities	274,763	491,703	904,108	1,483,654

Cash flows from investing activities:
Purchases of property and equipment, net	(73,385)	(70,471)	(209,950)	(240,534)
Proceeds from sale of corporate aircraft	—	28,290	—	28,290
Purchases of investments	(52,637)	(195,230)	(1,262,174)	(849,851)
Maturities and sales of investments	158,293	541,488	911,173	1,335,128
Purchases of intangibles and other non-current assets	(4,809)	(622)	(7,257)	(2,575)
Acquisitions, net of cash acquired	(531,191)	(592,130)	(703,706)	(1,118,744)

Net cash used in investing activities	(503,729)	(288,675)	(1,271,914)	(848,286)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	73,948	124,718	429,242	384,384
Payment of headquarters facility lease obligation	—	—	—	(126,390)
Principal payments on long-term obligations	(444)	—	(2,599)	(1,849)

Net cash provided by financing activities	73,504	124,718	426,643	256,145

Effect of exchange rate changes on cash and cash equivalents	2,659	(2,797)	(4,440)	(40,960)

Net increase in cash and cash equivalents	(152,803)	324,949	54,397	850,553
Cash and cash equivalents at beginning of period	1,588,713	1,855,649	1,381,513	1,330,045

Cash and cash equivalents at end of period	$1,435,910	$2,180,598	$1,435,910	$2,180,598

Supplemental non-GAAP measure:
Net cash provided by operating activities	$274,763	$491,703	$904,108	$1,483,654
Less: Purchases of property and equipment, net	(73,385)	(42,181)	(209,950)	(212,244)
Less: Payment of headquarters facility lease obligation	—	—	—	(126,390)

Free cash flow	$201,378	$449,522	$694,158	$1,145,020

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)
Net Revenues by Type

	September 30,	December 31,	March 31,	June 30,	September 30,
	2004	2004	2005	2005	2005

Net Transaction Revenues

U.S. Marketplace	$330,643	$362,736	$388,759	$408,452	$434,937
Current quarter vs prior quarter	4%	10%	7%	5%	6%
Current quarter vs prior year quarter	29%	24%	19%	28%	32%

International Marketplace	282,294	344,348	387,187	411,671	401,883
Current quarter vs prior quarter	3%	22%	12%	6%	(2%)
Current quarter vs prior year quarter	82%	64%	51%	50%	42%

Payments	166,282	200,203	227,097	237,217	239,922
Current quarter vs prior quarter	5%	20%	13%	4%	1%
Current quarter vs prior year quarter	56%	53%	46%	49%	44%

Total net transaction revenues	779,219	907,287	1,003,043	1,057,340	1,076,742
Current quarter vs prior quarter	4%	16%	11%	5%	2%
Current quarter vs prior year quarter	51%	43%	36%	41%	38%

Advertising and other non-transaction revenues

Total advertising and other non-transaction revenues	26,657	28,495	28,681	28,963	28,773
Current quarter vs prior quarter	23%	7%	1%	1%	(1%)
Current quarter vs prior year quarter	93%	81%	65%	33%	8%

Total net revenues	$805,876	$935,782	$1,031,724	$1,086,303	$1,105,515

Current quarter vs prior quarter	4%	16%	10%	5%	2%
Current quarter vs prior year quarter	52%	44%	36%	40%	37%

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)
Net Revenues by Segment

	September 30,	December 31,	March 31,	June 30,	September 30,
	2004	2004	2005	2005	2005

U.S. Marketplace	$347,343	$379,454	$404,848	$423,565	$449,549
Current quarter vs prior quarter	4%	9%	7%	5%	6%
Current quarter vs prior year quarter	31%	25%	20%	27%	29%

International Marketplace	286,516	350,309	393,792	418,839	408,868
Current quarter vs prior quarter	3%	22%	12%	6%	(2%)
Current quarter vs prior year quarter	83%	65%	52%	51%	43%

Payments	172,017	206,019	233,084	243,899	247,098
Current quarter vs prior quarter	7%	20%	13%	5%	1%
Current quarter vs prior year quarter	59%	55%	47%	51%	44%

Percent of Payments revenue which is international	30.1%	33.0%	35.0%	35.1%	35.7%

Total net revenues	$805,876	$935,782	$1,031,724	$1,086,303	$1,105,515

Current quarter vs prior quarter	4%	16%	10%	5%	2%
Current quarter vs prior year quarter	52%	44%	36%	40%	37%
Net Revenues by Geography

	September 30,	December 31,	March 31,	June 30,	September 30,
	2004	2004	2005	2005	2005

U.S. net revenues	$467,545	$517,465	$556,246	$581,851	$608,428
Current quarter vs prior quarter	4%	11%	7%	5%	5%
Current quarter vs prior year quarter	33%	28%	22%	29%	30%
% of total	58%	55%	54%	54%	55%

International net revenues	338,331	418,317	475,478	504,452	497,087
Current quarter vs prior quarter	4%	24%	14%	6%	(1%)
Current quarter vs prior year quarter	88%	72%	58%	56%	47%
% of total	42%	45%	46%	46%	45%

Total net revenues	$805,876	$935,782	$1,031,724	$1,086,303	$1,105,515

Current quarter vs prior quarter	4%	16%	10%	5%	2%
Current quarter vs prior year quarter	52%	44%	36%	40%	37%

eBay Inc.
eBay Marketplace Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2004	2004	2005	2005	2005

Confirmed Registered Users (1)	125.0	135.5	147.1	157.3	168.1
Current quarter vs prior quarter	10%	8%	9%	7%	7%
Current quarter vs prior year quarter	46%	43%	40%	38%	35%

Active Users (2)	51.7	56.1	60.5	64.6	68.0
Current quarter vs prior quarter	8%	9%	8%	7%	5%
Current quarter vs prior year quarter	38%	36%	34%	34%	32%

Number of Non-Stores Listings (3)	327.7	376.6	399.8	402.2	407.0
Current quarter vs prior quarter	4%	15%	6%	1%	1%
Current quarter vs prior year quarter	42%	31%	25%	27%	24%

Number of Stores Listings (3)	20.3	28.0	32.0	37.9	51.6
Current quarter vs prior quarter	24%	38%	14%	18%	36%
Current quarter vs prior year quarter	395%	449%	300%	131%	154%

Gross Merchandise Volume (4)	$8,307	$9,810	$10,602	$10,884	$10,800
Current quarter vs prior quarter	4%	18%	8%	3%	(1%)
Current quarter vs prior year quarter	44%	39%	32%	36%	30%
Rent.com, Shopping.com, and our classifieds websites are not included in these metrics.

(1)	Cumulative total of all users who have completed the registration process on one of eBay’s trading platforms.

(2)	All users, excluding users of Half.com, Internet Auction, Rent.com, Shopping.com, and our classifieds websites, who bid on, bought, or listed an item within the previous 12-month period. Includes users of eBay EachNet in China and eBay India since the migration to the eBay platform in September 2004 and April 2005, respectively.

(3)	All listings on eBay’s trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(4)	Total value of all successfully closed items between users on eBay’s trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

eBay Inc.
PayPal Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2004	2004	2005	2005	2005

Total accounts (1)	56.7	63.8	71.6	78.9	86.6
Current quarter vs prior quarter	13%	13%	12%	10%	10%
Current quarter vs prior year quarter	61%	58%	57%	56%	53%

Active accounts (2)	17.4	20.2	22.1	22.9	24.5

Total number of payments (3)	83.4	99.6	110.4	113.2	117.4
Current quarter vs prior quarter	7%	19%	11%	3%	4%
Current quarter vs prior year quarter	45%	46%	39%	46%	41%

Total payment volume (4)	$4,637	$5,607	$6,233	$6,471	$6,667
Current quarter vs prior quarter	7%	21%	11%	4%	3%
Current quarter vs prior year quarter	52%	51%	44%	49%	44%

eBay Marketplace as % of total payment volume	70%	71%	71%	70%	69%

Transaction rates:
Transaction revenue rate	3.59%	3.57%	3.64%	3.67%	3.60%
Transaction processing expense rate	1.30%	1.27%	1.15%	1.08%	1.11%
Transaction loss rate	0.22%	0.31%	0.30%	0.19%	0.24%

(1)	Cumulative total of all personal, premier, or business accounts opened, excluding accounts that have been closed or locked, and including users that made payments using PayPal but have not registered.

(2)	All accounts, and users whether registered or not, that sent or received at least one payment through the PayPal system during the quarter.

(3)	Total number of payments initiated through the PayPal system during the quarter, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(4)	Total dollar volume of payments initiated through the PayPal system during the quarter, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or was pending at the end of the quarter.

eBay Inc.
Guidance Summary
(US Dollars In Millions, Except Per Share Amounts And Percentages)
The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.
eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from such guidance. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com.

	Three months ending December 31, 2005 (c) (d)
	GAAP	Adjustments (a)	Pro Forma (a)

Net revenues	$1,245-$1,285	—	$1,245-$1,285
Diluted EPS	$0.16	$0.05	$0.21

	Year ending December 31, 2005 (c) (d)
	GAAP	Adjustments (a)	Pro Forma (a)

Net revenues	$4,470-$4,510	—	$4,470-$4,510
Operating margin	31%	4%	35%
Diluted EPS*	$0.74	$0.09	$0.83
Effective tax rate	31%	—	31%

	Year ending December 31, 2006 (c) (d)
	GAAP	Adjustments (b)	Pro Forma (b)

Net revenues	$5,700-$5,900	—	$5,700-$5,900
Operating margin	28%	5%	33%
Diluted EPS*	$0.81-$0.86	$0.15	$0.96- $1.01
Effective tax rate	29%-30%	—	29% - 30%

*	Please note that the sum of the quarters may not total to the full year EPS because the quarterly EPS is calculated using the respective results and weighted average shares for each quarter, and the full year EPS is calculated using the results and weighted average shares for the full year.

(a)	Pro forma guidance reflects estimated adjustments for amortization of acquired intangible assets of approximately $55 — $60 million, payroll taxes on employee stock options of approximately $2 — $3 million, stock based compensation of approximately $20 — $25 million and other adjustments estimated to result in an operating margin adjustment of approximately 7% for the remaining quarter in the year ending December 31, 2005. Net of tax, the pro forma items are estimated to result in a $0.05 and $0.09 per diluted share adjustment for the remaining quarter in the year ending December 31, 2005, and for the full year ending December 31, 2005, respectively.

(b)	Pro forma guidance reflects estimated adjustments for amortization of acquired intangible assets of approximately $200 — $210 million, payroll taxes on employee stock options of approximately $20 million, stock based compensation of approximately $50 — $55 million and other adjustments estimated to result in an operating margin adjustment, of approximately 5% for the full year ending December 31, 2006. Net of tax, the above pro forma items are estimated to result in a $0.15 per diluted share adjustment for the full year ending December 31, 2006.

(c)	The guidance includes the acquisition of Skype that closed on October 14, 2005 and the pending acquisition of VeriSign, Inc.’s payment gateway business which is expected to close in Q4-05. The guidance does not include the impact of any other potential acquisitions or the impact of expensing stock options under FAS 123(R) “Share-Based Payment.”

(d)	For the remaining quarter in the year ending December 31, 2005, the guidance above includes expected net revenues from Skype of approximately $20 million, dilution of $0.04 in GAAP diluted EPS, and dilution of $0.01 in pro forma diluted EPS. For the full year ending December 31, 2006, the guidance above includes expected net revenues from Skype of approximately $200 million, dilution of $0.12 in GAAP diluted EPS, and dilution of $0.04 in pro forma diluted EPS.